Exhibit 99.1

NASDAQ Panel Grants Blue Bird’s Request for Continued Listing

Round Lot Shareholder Compliance Required by August 2015

FORT VALLEY, Ga.; April 16, 2015--Blue Bird Corporation (“Blue Bird”) (NASDAQ: BLBD; BLBDW) today announced that the Listing Qualifications Panel (the “Panel”) of The NASDAQ Stock Market LLC (“NASDAQ”) has granted Blue Bird’s request for continued listing on NASDAQ, provided that Blue Bird demonstrates by August 3, 2015 that it complies with the 400 round lot shareholder requirement for initial listing on The NASDAQ Global Market (the “Global Market”), as set forth in NASDAQ Listing Rule 5450(a)(2) (the “Round Lot Holder Requirement”). A second NASDAQ condition, that confirmation be provided by April 20, 2015 that Blue Bird satisfies all other initial listing requirements, has already been satisfied.

As previously disclosed, on February 24, 2015, Hennessy Capital Acquisition Corp. (“Hennessy”) consummated a business combination in which it purchased School Bus Holdings Inc. and its subsidiaries and changed its name to “Blue Bird Corporation.” In accordance with the NASDAQ Listing Rules, upon completion of the business combination, the combined entity was required to evidence compliance with all applicable criteria for initial listing on NASDAQ. As discussed at a hearing before the Panel on March 19, 2015, Blue Bird believed that it satisfied all applicable criteria for initial listing on the Global Market, but for the Round Lot Holder Requirement, at the time of the business combination. At the hearing, which proceeding was initiated following NASDAQ’s determination of Hennessy’s non-compliance with the minimum public shareholder requirement for continued listing on The NASDAQ Capital Market, Blue Bird presented its plan to evidence compliance with the Round Lot Holder Requirement for initial listing on the Global Market. After considering Blue Bird’s presentation, the Panel granted Blue Bird an extension through August 3, 2015 to evidence compliance with the Round Lot Holder Requirement.

On April 10, 2015, Blue Bird was notified by the Staff of the NASDAQ Listing Qualifications Department that, due to Blue Bird’s non-compliance with the initial listing requirements as of the completion of the business combination, Blue Bird was not in compliance with Nasdaq Rule IM-5101-2 at that time. However, because the Panel had already provided Blue Bird with an extension to evidence compliance with the initial listing criteria, no further action is required by Blue Bird to address this issue with the Panel at this time, other than satisfying compliance with the Round Lot Holder Requirement by August 3, 2015.

Blue Bird is evaluating all potential options to comply with the Round Lot Holder Requirement, including approaches designed to enable its employees to purchase shares of its common stock. Blue Bird believes that, as of April 9, 2015, it had approximately 360 round lot holders, which constitutes a substantial increase since the consummation of the business combination. Blue Bird believes that it will be able achieve compliance with the Round Lot Holder Requirement by August 3, 2015, although it cannot provide assurances that it will be able to do so.

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About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

●	Inherent limitations of internal controls impacting financial statements
●	Growth opportunities
●	Future profitability
●	Ability to expand market share
●	Customer demand for certain products
●	Economic conditions that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
●	Labor or other constraints on Blue Bird’s ability to maintain a competitive cost structure
●	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
●	Lower or higher than anticipated market acceptance for our products
●	Ability to be successful in Blue Bird’s appeal of the delisting determination by the staff of the Listing Qualifications Department of the NASDAQ Stock Market and to meet NASDAQ’s listing standards, including having the requisite number of stockholders
●	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by Blue Bird (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:

Jeff Merten

Director, Investor Relations & New Business Development

Blue Bird Corporation

(478) 822-2496

Jeff.Merten@blue-bird.com